Exhibit 2.2
SHARE EXCHANGE AGREEMENT

by and among

Gold Industry Limited (“Gold Industry“)

and

the Shareholders of Gold Industry,

on the one hand;

and

Artistry Publications, Inc. (“Pubco”),
a Delaware corporation,

and

the Majority Stockholders of Pubco,

on the other hand

February 12, 2010

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of February 12, 2010 (this “Agreement”), is made and entered into by and among Gold Industry Limited, a company incorporated in the Cayman Islands (“Gold Industry”), and the shareholders of Gold Industry (“Gold Industry Shareholders”) listed on the Signature Pages for Gold Industry Shareholders that are attached hereto, on the one hand; and Artistry Publications, Inc., a Delaware corporation (“Pubco”), and the stockholders of  Pubco listed on Signature Page for Pubco Stockholders that is attached hereto (the “Pubco Stockholders”), on the other hand.

R E C I T A L S

WHEREAS, on February 11, 2010, the Board of Directors of Pubco has adopted resolutions approving Pubco’s acquisition of the equity interests of Gold Industry held by the Gold Industry Stockholders (the “Acquisition”) by means of a share exchange with the Gold Industry Shareholders, upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, the Gold Industry Shareholders own all of the equity interest (in shares of capital stock or otherwise) of Gold Industry (the “Gold Industry Equity Interest”);

WHEREAS, the Pubco Stockholders are the majority stockholders of Pubco which hold, collectively, an 10,875,000 shares of Pubco common stock, par value $.001 (“Pubco Common Stock”) which represents approximately 83.17% of the issued and outstanding capital stock of Pubco;

WHEREAS, the Pubco Stockholders will enter into this Agreement for the purpose of making certain covenants, indemnifications and agreements;

WHEREAS, upon consummation of the transactions contemplated by this Agreement, Gold Industry will become a 100% wholly-owned subsidiary of Pubco; and

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) and/or Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax free reorganization under the Code, and that this share exchange transaction shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement.

A G R E E M E N T

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE ACQUISITION

1.1           The Acquisition. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the parties shall do the following:

(a)           The Gold Industry Shareholders will each sell, convey, assign, transfer and deliver to Pubco certificates representing the Gold Industry Equity Interest held by each Gold Industry Shareholder as set forth in Column II of Annex I hereto, which in the aggregate shall constitute 100% of the issued and outstanding equity interests of Gold Industry, accompanied by a properly executed and authenticated stock power or instrument of like tenor.

SHARE EXCHANGE AGREEMENT

(b)           As consideration for the acquisition of the Gold Industry Equity Interests, Pubco will issue to each Gold Industry Shareholder and/or its designee(s), in exchange for such Gold Industry’s portion of the Gold Industry Equity Interests, the number of shares of Pubco Common Stock set forth opposite such party’s name in Column III on Annex I attached hereto (collectively, the “Pubco Shares”).  The Pubco Shares issued shall equal approximately 80.00% of the outstanding shares of Pubco Common Stock at the time of Closing.  For example, if there are 10,000,000 shares of Pubco Common Stock outstanding immediately prior to the Closing, then there shall be 8,000,000 shares of Pubco Common Stock issued to the Gold Industry Shareholders at Closing.

1.2           Closing Date. The closing of the Acquisition (the “Closing”) shall take place on February 12, 2010, or on such other date as may be mutually agreed upon by the parties. Such date is referred to herein as the “Closing Date.”

1.3           Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the Gold Industry Shareholders, Gold Industry, the Pubco Stockholders, and/or Pubco (as applicable) shall take all such lawful and necessary action.

1.4           Certain Definitions. The following capitalized terms as used in this Agreement shall have the respective definitions:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means Financial Industry Regulatory Authority.

“Knowledge” means the actual knowledge of the officers, directors or advisors of the referenced party.

 “Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” means a adverse effect on either referenced party or the combined entity resulting from the consummation of the transaction contemplated by this Agreement, or on the financial condition, results of operations or business, before or after the consummation of the transaction contemplated in this Agreement, which as a whole is or would be considered material to an investor in the securities of Pubco.

“Non-U.S. Person” means any person who is not a U.S. Person or is deemed not to be a U.S. Person under Rule 902(k)(2).

SHARE EXCHANGE AGREEMENT

“Person” means any individual, corporation, partnership, joint venture, trust, business association, organization, governmental authority or other entity.

“Restricted Period” shall have the meaning set forth in Section 3.4(b)(vi).

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the Securities & Exchange Commission.

“Tax Returns” means all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes.

“Tax” or “Taxes” means any and all applicable central, federal, provincial, state, local, municipal and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means the following markets or exchanges on which Pubco Common Stock is listed or quoted for trading on the date in question: the NYSE Alternext US Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transaction” means the transactions contemplated by this Agreement, including the share exchange.

“United States” means and includes the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

“U.S. Person” as defined in Regulation S means: (i) a natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person; (iv) any trust of which any trustee is a U.S. Person; (v) any agency or branch of a foreign entity located in the United States; (vi) any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and (viii) a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts).

1.5           Tax Consequences.  It is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) and/or Section 351 of the Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax-free reorganization under the Code.

SHARE EXCHANGE AGREEMENT

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF GOLD INDUSTRY

Except as otherwise disclosed herein or in the disclosure schedule delivered by Gold Industry to Pubco at the time of execution of this Agreement, Gold Industry hereby represents and warrants to Pubco and the Pubco Stockholders as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

2.1           Organization. Gold Industry has been duly incorporated, validly exists as a corporation, and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.  Set forth on Schedule 2.1 of the disclosure schedules is a list of those jurisdictions in which Gold Industry presently conducts its business, owns, holds and operates its properties and assets.

2.2           Capitalization. The authorized capital stock of Gold Industry consists of 50,000 ordinary shares, US$1.00 par value, of which at the Closing, no more than 50,000 shares shall be issued and outstanding.  All of the issued and outstanding shares of capital stock of Gold Industry, as of the Closing, are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  There are no voting trusts or any other agreements or understandings with respect to the voting of Gold Industry’s capital stock.  Except as set forth in the preceding sentence, no other class of capital stock or other security of Gold Industry is authorized, issued, reserved for issuance or outstanding.  There are no authorized or outstanding options, warrants, equity securities, calls, rights, commitments or agreements of any character by which Gold Industry or any of the Gold Industry Shareholders is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of Gold Industry.  There are no outstanding contractual obligations (contingent or otherwise) of Gold Industry to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Gold Industry.

2.3           Subsidiaries. As of the Closing, Gold Industry has no direct or indirect subsidiaries, except as disclosed in Schedule 2.3 of the disclosure schedules hereto (collectively the “Gold Industry Subsidiaries,” and each a “Gold Industry Subsidiary”).  Each Gold Industry Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  Except as disclosed in Schedule 2.3, Gold Industry owns all of the shares of each Gold Industry Subsidiary, and there are no outstanding options, warrants, subscriptions, conversion rights or other rights, agreements or commitments obligating any Gold Industry Subsidiary to issue any additional shares of common stock or ordinary stock, as the case may be, of such subsidiary, or any other securities convertible into, exchangeable for or evidence the right to subscribe for or acquire from any Gold Industry Subsidiary any shares of such subsidiary.

2.4           Certain Corporate Matters. Gold Industry is duly qualified to do business as a corporation and is in good standing under the laws of the Cayman Islands, and in each other jurisdiction in which the ownership of its property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Gold Industry’s financial condition, results of operations or business.  Gold Industry has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.5           Authority Relative to this Agreement.  Gold Industry has the requisite power and authority to enter into this Agreement and to carry out its respective obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Gold Industry have been duly authorized by Gold Industry’s Board of Directors and no other actions on the part of Gold Industry are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Gold Industry and constitutes a valid and binding agreement, enforceable against Gold Industry in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

SHARE EXCHANGE AGREEMENT

2.6           Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Gold Industry of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Gold Industry nor the consummation by Gold Industry of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws (or operating agreement) of Gold Industry or any Gold Industry Subsidiary, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract, agreement or other instrument or obligation to which Gold Industry or any Gold Industry Subsidiary is a party or by which any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Gold Industry or any Gold Industry Subsidiary, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Gold Industry taken as a whole.

2.7           Books and Records. The books and records of Gold Industry delivered to Pubco prior to the Closing fully and fairly reflect the transactions to which Gold Industry is a party or by which it or its properties are bound, and there shall be no material difference between the unaudited combined financial statements of Gold Industry given to Pubco and the Pubco Stockholders and the actual reviewed US GAAP results of Gold Industry for the three-month period ended September 30, 2009.

2.8           Intellectual Property. Gold Industry has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Gold Industry or a Gold Industry Subsidiary infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

2.9           Litigation. Except as disclosed in Schedule 2.9 of the disclosure schedules hereto, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of Gold Industry, threatened against or affecting Gold Industry or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Pubco Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither Gold Industry nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the Knowledge of Gold Industry, there is not pending or contemplated, any investigation by the SEC involving Gold Industry or any current or former director or officer of Gold Industry.

2.10           Legal Compliance. To the best Knowledge of Gold Industry, after due investigation, no claim has been filed against Gold Industry or any of the Gold Industry Subsidiaries alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Gold Industry and each of the Gold Industry Subsidiaries holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

SHARE EXCHANGE AGREEMENT

2.11           Contracts. Except as disclosed in Schedule 2.11 of the disclosure schedules hereto, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Gold Industry.  Gold Industry is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which they are a party or by which they or any of their properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.12           Material Changes. Since January 1, 2009, except as disclosed in Schedule 2.12 of the disclosures schedules hereto: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Gold Industry has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in Gold Industry’s financial statements pursuant to GAAP, (iii) Gold Industry has not altered its method of accounting, (iv) Gold Industry has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Gold Industry has not issued any equity securities to any officer, director or Affiliate.

2.13           Labor Relations.  No labor dispute exists or, to the Knowledge of Gold Industry, is imminent with respect to any of the employees of Gold Industry or a Gold Industry Subsidiary which could reasonably be expected to result in a Material Adverse Effect.  None of Gold Industry’s or Gold Industry Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with Gold Industry or such Gold Industry Subsidiary, and neither Gold Industry nor any of the Gold Industry Subsidiaries is a party to a collective bargaining agreement, and Gold Industry and the Gold Industry Subsidiaries believe that their relationships with their employees are good.  No executive officer, to the Knowledge of Gold Industry, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Gold Industry or any of the Gold Industry Subsidiaries to any liability with respect to any of the foregoing matters.  Gold Industry and the Gold Industry Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.14           Title to Assets.  Gold Industry and the Gold Industry Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of Gold Industry and the Gold Industry Subsidiaries, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Gold Industry and the Gold Industry Subsidiaries and Liens for the payment of Taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by Gold Industry and the Gold Industry Subsidiaries are held by them under valid, subsisting and enforceable leases with which Gold Industry and the Gold Industry Subsidiaries are in compliance.

SHARE EXCHANGE AGREEMENT

2.15           Transactions with Affiliates and Employees.  None of the officers or directors of Gold Industry and, to the Knowledge of Gold Industry, none of the employees of Gold Industry or a Gold Industry Subsidiary is presently a party to any transaction with Gold Industry or any Gold Industry Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Gold Industry, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000, other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Gold Industry or a Gold Industry Subsidiary and (iii) other employee benefits.

2.17           Certain Fees.  Except as disclosed in Schedule 2.17 of the disclosure schedules hereto, no brokerage or finder’s fees or commissions are or will be payable by Gold Industry to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

2.18           Registration Rights.  No Person has any right to cause (or any successor) to effect the registration under the Securities Act of any securities of Gold Industry (or any successor).

2.19           Tax Status.  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, Gold Industry and each Gold Industry Subsidiary has timely filed all necessary Tax Returns and has paid or accrued all Taxes shown as due thereon, and Gold Industry has no Knowledge of a tax deficiency which has been asserted or threatened against Gold Industry or any Gold Industry Subsidiary.

2.20           No General Solicitation.  Neither Gold Industry nor any person acting on behalf of Gold Industry has offered or sold securities in connection herewith by any form of general solicitation or general advertising.

2.21           Foreign Corrupt Practices.  Neither Gold Industry, nor to the Knowledge of Gold Industry, any agent or other person acting on behalf of Gold Industry , has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Gold Industry (or made by any person acting on its behalf of which Gold Industry is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”).

2.22           Obligations of Management. Each officer and key employee of Gold Industry and Gold Industry Subsidiaries is currently devoting substantially all of his or her business time to the conduct of business of Gold Industry and Gold Industry Subsidiaries.  Neither Gold Industry nor any of the Gold Industry Subsidiaries is aware that any officer or key employee of Gold Industry or any Gold Industry Subsidiary is planning to work less than full time at Gold Industry or any Gold Industry Subsidiary, as applicable, in the future.  No officer or key employee is currently working or, to Gold Industry’s Knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

2.23           Minute Books. The minute books of Gold Industry and the Gold Industry Subsidiaries made available to Pubco contain a complete summary of all meetings and written consents in lieu of meetings of directors and stockholders since the time of incorporation.

SHARE EXCHANGE AGREEMENT

2.24           Employee Benefits.  Neither Gold Industry nor any Gold Industry Subsidiary has (nor for the two years preceding the date hereof has had) any plans which are subject to ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law and the regulations and rules issued pursuant to that act or any successor law.

2.25           Money Laundering Laws.  The operations of Gold Industry are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental body (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Gold Industry with respect to the Money Laundering Laws is pending or, to the knowledge of Gold Industry, threatened.

2.26           Disclosure. The representations and warranties and statements of fact made by Gold Industry in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE GOLD INDUSTRY SHAREHOLDERS

Except as otherwise disclosed herein or in the disclosure schedule delivered by the Gold Industry Shareholders to Pubco at the time of execution of this Agreement, the Gold Industry Shareholders each hereby represent and warrant to Pubco as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

3.1           Ownership of the Gold Industry Equity Interest.  Each Gold Industry Shareholder owns, beneficially and of record, good and marketable title to the amount of the Gold Industry Equity Interest set forth opposite such Gold Industry Shareholder’s name in Column II of Annex I hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or voting agreements.  Gold Industry Shareholders represent that they each have no right or claims whatsoever to any equity interests of Gold Industry, other than the Gold Industry Equity Interest and do not have any options, warrants or any other instruments entitling any of them to exercise or purchase or convert into additional equity interests of Gold Industry. At the Closing, the Gold Industry Shareholders will convey to Pubco good and marketable title to the Gold Industry Equity Interests, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

3.2           Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by the Gold Industry Shareholders and constitutes a valid and binding agreement of such person, enforceable against such person in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.3           Purchase of Restricted Securities for Investment. The Gold Industry Shareholders each acknowledge that the Pubco Shares will not be registered pursuant to the Securities Act or any applicable state securities laws, that the Pubco Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Pubco Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  In this regard, each Gold Industry Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  Further, each Gold Industry Shareholder acknowledges and agrees that:

SHARE EXCHANGE AGREEMENT

(a)           Each Gold Industry Shareholder is acquiring the Pubco Shares for investment, for such Gold Industry Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Gold Industry Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each Gold Industry Shareholder further represents that he, she or it does not have any Contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Pubco Shares.

(b)           Each Gold Industry Shareholder understands that the Pubco Shares are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that Pubco’s reliance on such exemption is predicated on the each Shareholder’s representations set forth herein.

3.4           Status of Stockholder. Each of the Gold Industry Shareholders hereby makes the representations and warranties in either paragraph (a) or (b) of this Section 3.4, as indicated on the Signature Page of Gold Industry Shareholders which is attached and part of this Agreement:

(a)           Accredited Investor Under Regulation D. The Gold Industry Shareholder is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, an excerpt of which is included in the attached Annex III, and such Gold Industry Shareholder is not acquiring its portion of the Pubco Shares as a result of any advertisement, article, notice or other communication regarding the Pubco Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(b)           Non-U.S. Person Under Regulation S.  The Gold Industry Shareholder:

(i)            is not a “U.S. person” as defined by Rule 902 of Regulation S promulgated under the Securities Act, was not organized under the laws of any U.S. jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act;

(ii)            at the time of Closing, the Gold Industry Shareholder was located outside the United States;

(iii)           no offer of the Pubco Shares was made to the Gold Industry Shareholder within the United States;

(iv)           the Gold Industry Shareholder is either (a) acquiring the Pubco Shares for its own account for investment purposes and not with a view towards distribution, or (b) acting as agent for a principal that has signed this Agreement or has delivered representations and warranties substantially similar to this Section 3.4(b);

(v)           all subsequent offers and sales of the Pubco Shares by the Gold Industry Shareholder will be made outside the United States in compliance with Rule 903 of Rule 904 of Regulation S, pursuant to registration of the Shares under the Securities Act, or pursuant to an exemption from such registration; the Gold Industry Shareholder understands the conditions of the exemption from registration afforded by section 4(l) of the Securities Act and acknowledges that there can be no assurance that it will be able to rely on such exemption.

SHARE EXCHANGE AGREEMENT

(vi)            the Gold Industry Shareholder will not resell the Pubco Shares to U.S. Persons or within the United States until after the end of the one (1) year period commencing on the date of Closing (the “Restricted Period”);

(vii)           the Gold Industry Shareholder shall not and hereby agrees not to enter into any short sales with respect to Pubco Common Stock at any time after the execution of this Agreement by the Gold Industry Shareholder  and prior to the expiration of the Restricted Period;

(viii)          in the event of resale of the Pubco Shares to non-U.S. Persons outside of the U.S. during the Restricted Period, the Gold Industry Shareholder shall provide a written confirmation or other written notice to any distributor, dealer, or person receiving a selling concession, fee, or other remuneration in respect of the Shares stating that such purchaser is subject to the same restrictions on offers and sales that apply to the undersigned, and shall require that any such purchase shall provide such written confirmation or other notice upon resale during the Restricted Period;

(ix)            the Gold Industry Shareholder has not engaged, nor is it aware that any party has engaged, and it will not engage or cause any third party to engage in any “directed selling” efforts (as such term is defined in Regulation S) in the United States with respect to the Pubco Shares;

(x)             the Gold Industry Shareholder is not a “distributor” as such term is defined in Regulation S, and it is not a “dealer” as such term is defined in the Securities Act;

(xi)            the Gold Industry Shareholder has not taken any action that would cause any of the parties to this Agreement to be subject to any claim for commission or other or remuneration by any broker, finder, or other person; and

(xii)             the Gold Industry Shareholder hereby represents that it has satisfied fully observed of the laws of the jurisdiction in which it is located or domiciled, in connection with the acquisition of the Pubco Shares or this Agreement, including (i) the legal requirements of the Gold Industry Shareholder’s jurisdiction for the purchase and acquisition of the Pubco Shares, (ii) any foreign exchange restrictions applicable to such purchase and acquisition, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, which may be relevant to the purchase, holding, redemption, sale, or transfer of the Pubco Shares; and further, the Gold Industry Shareholder agrees to continue to comply with such laws as long as it shall hold the Pubco Shares.

(c)           The Gold Industry Shareholder understands that the Pubco Shares are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that the parties to this Agreement are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understanding of the Gold Industry Shareholder set forth herein in order to determine the applicability of such provisions.  Accordingly, the Gold Industry Shareholder agrees to notify Pubco of any events which would cause the representations and warranties of the Gold Industry Shareholder to be untrue or breached at any time after the execution of this Agreement by such Gold Industry Shareholder and prior to the expiration of the Restricted Period.

3.5   Investment Risk. The Gold Industry Shareholder is able to bear the economic risk of acquiring the Pubco Shares pursuant to the terms of this Agreement, including a complete loss of such the Gold Industry Shareholder’s investment in the Pubco Shares.

SHARE EXCHANGE AGREEMENT

3.6   Restrictive Legends. The Gold Industry Shareholder acknowledges that the certificate(s) representing the Gold Industry Shareholder’s pro rata portion of the Pubco Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form, corresponding to the stockholder’s status as set forth in Section 3.4 and the signature pages hereto:

REGULATION D LEGEND:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

REGULATION S LEGEND:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION; HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

3.7   Disclosure.  The representations and warranties and statements of fact made by Gold Industry Shareholders in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE PUBCO STOCKHOLDERS

Except as otherwise disclosed herein or in the disclosure schedule delivered by Pubco and the Pubco Stockholders to Gold Industry at the time of execution of this Agreement, Pubco and the Pubco Stockholders hereby, jointly and severally, represent and warrant to Gold Industry and the Gold Industry Shareholders as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

4.1   Organization and Qualification.  Pubco is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Pubco is not, to its Knowledge, in violation nor default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents (collectively the “Charter Documents”).  Pubco is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

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4.2   Authorization; Enforcement.  Pubco has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by Pubco and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Pubco and no further action is required by Pubco, the Board of Directors or Pubco’s stockholders in connection therewith other than in connection with the Required Approvals, as defined in Section 4.4.  This Agreement has been (or upon delivery will have been) duly executed by Pubco and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Pubco enforceable against Pubco in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.3   No Conflicts.  The execution, delivery and performance by Pubco of this Agreement and the consummation by Pubco of the other transactions to which it is a party and as contemplated hereby do not and will not: (i) conflict with or violate any provision of Pubco’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Pubco, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Pubco debt or otherwise) or other understanding to which Pubco is a party or by which any property or asset of Pubco is bound or affected, or (iii) subject to the Required Approvals, as defined by Section 4.4, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Pubco is subject (including federal and state securities laws and regulations), or by which any property or asset of Pubco is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

4.4   Filings, Consents and Approvals.  Pubco is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Pubco of this Agreement, other than the filing of a Current Report on Form 8-K and Form D with the SEC and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

4.5   Issuance of the Pubco Shares.  The Pubco Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed on or by Pubco other than restrictions on transfer provided for in this Agreement.

4.6   Capitalization.  The capitalization of Pubco is as set forth on Schedule 4.6, which Schedule 4.6 shall also include the number of shares of Pubco Common Stock owned beneficially, and of record, by Affiliates of Pubco as of the date hereof, if any.  Other than as set forth in Schedule 4.6, Pubco has not issued any capital stock since its most recently filed periodic report under the Exchange Act.  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement.  There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Pubco Common Stock, or Contracts, commitments, understandings or arrangements by which Pubco or any subsidiary of Pubco is or may become bound to issue additional shares of Pubco Common Stock or Common Stock Equivalents.

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The issuance of the Pubco Shares will not obligate Pubco to issue shares of Pubco Common Stock or other securities to any Person (other than to the Gold Industry Shareholders) and will not result in a right of any holder of Pubco securities to adjust the exercise, conversion, exchange or reset price under any of such securities.  All of the outstanding shares of capital stock of Pubco are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder or Pubco’s board of directors is required for the issuance of the Pubco Shares.  There are no stockholders agreements, voting agreements or other similar agreements with respect to Pubco’s capital stock to which Pubco is a party or, to the Knowledge of Pubco, between or among any of Pubco’s stockholders. “Common Stock Equivalents” means any securities of Pubco or of any subsidiary of Pubco which would entitle the holder thereof to acquire at any time Pubco Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive Pubco Common Stock.

4.7   SEC Reports; Financial Statements.  Pubco has filed all reports, schedules, forms, statements and other documents required to be filed by Pubco under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Pubco was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  To the Knowledge of Pubco and the Pubco Stockholders, as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of Pubco included in the SEC Reports (“Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Pubco as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.8   Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof or in connection herewith: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Pubco has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Pubco’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) Pubco has not altered its method of accounting, (iv) Pubco has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) Pubco has not issued any equity securities to any officer, director or Affiliate.  Pubco does not have pending before the SEC any request for confidential treatment of information.  Except for the issuance of the Pubco Shares contemplated by this Agreement or as set forth on Schedule 4.8, no event, liability or development has occurred or exists with respect to Pubco or any subsidiary of Pubco or their respective business, properties, operations or financial condition, that would be required to be disclosed by Pubco under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made.

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4.9   Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of Pubco and the Pubco Stockholders, threatened against or affecting Pubco or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Pubco Shares, or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither Pubco nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the Knowledge of Pubco and the Pubco Stockholders, there is not pending or contemplated, any investigation by the SEC involving Pubco or any current or former director or officer of Pubco.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Pubco under the Securities Act.

4.10   Labor Relations.  No labor dispute exists or, to the Knowledge of Pubco and the Pubco Stockholders, is imminent with respect to any of the employees of Pubco which could reasonably be expected to result in a Material Adverse Effect.  None of Pubco’s employees is a member of a union that relates to such employee’s relationship with Pubco, and Pubco is not a party to a collective bargaining agreement, and Pubco believes that its relationships with their employees are good.  No executive officer, to the Knowledge of Pubco and the Pubco Stockholders, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other Contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Pubco to any liability with respect to any of the foregoing matters.  Pubco is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11   Compliance.  To the Knowledge of Pubco and the Pubco Stockholders, Pubco: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Pubco under), nor has Pubco received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not n violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

4.12   Regulatory Permits.  Pubco possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and Pubco has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

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4.13   Title to Assets.  Pubco has good and marketable title in all personal property owned by it that is material to the business of, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Pubco and Liens for the payment of Taxes, the payment of which is neither delinquent nor subject to penalties.  Pubco does not own any real property.  Any real property and facilities held under lease by Pubco, if any, is held by Pubco under valid, subsisting and enforceable leases with which Pubco is in compliance.

4.14   Patents and Trademarks.  Pubco has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the SEC Reports as necessary or material for use in connection with their business and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  Pubco has not received a notice (written or otherwise) that any of the Intellectual Property Rights used by Pubco violates or infringes upon the rights of any Person.  To the Knowledge of Pubco and the Pubco Stockholders, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  Pubco has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.15   Transactions with Affiliates and Employees.  Except as set forth in the SEC Reports, none of the officers or directors of Pubco and, to the Knowledge of Pubco and the Pubco Stockholders, none of the employees of Pubco is presently a party to any transaction with Pubco (other than for services as employees, officers and directors), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Pubco, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000, other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Pubco and (iii) other employee benefits.

4.16   Sarbanes-Oxley; Internal Accounting Controls.  Pubco is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.  Pubco maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Pubco has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Pubco and designed such disclosure controls and procedures to ensure that information required to be disclosed by Pubco in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.  Pubco’s certifying officers have evaluated the effectiveness of Pubco’s disclosure controls and procedures as of the end of the period covered by Pubco’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  Pubco presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officer about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in Pubco’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, Pubco’s internal control over financial reporting.

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4.17   Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by Pubco to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

4.18   Issuance of Pubco Shares. Assuming the accuracy of the Gold Industry Shareholders’ representations and warranties set forth in Section 3, no registration under the Securities Act is required for the offer and issuance of the Pubco Shares by Pubco to the Gold Industry Shareholders as contemplated hereby. The issuance of the Pubco Shares hereunder does not contravene the rules and regulations of the applicable Trading Market.

4.19   Investment Company. Pubco is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.20   Listing and Maintenance Requirements.  Pubco Common Stock is currently quoted on FINRA’s Over-the-Counter Bulletin Board Quotation Service (“OTC Bulletin Board”) under the symbol “APBS” and Pubco has not, in the 24 months preceding the date hereof, received any notice from the OTC Bulletin Board or FINRA or any trading market on which Pubco Common Stock is or has been listed or quoted to the effect that Pubco is not in compliance with the quoting, listing or maintenance requirements of the OTCBB or such other trading market.  Pubco is, and has no reason to believe that it will not, in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

4.21   Application of Takeover Protections.  Pubco has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Pubco’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Gold Industry Shareholders as a result of the Gold Industry Shareholders and Pubco fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of Pubco’s issuance of the Pubco Shares and the Gold Industry Shareholders’ ownership of the Pubco Shares.

4.22   No Integrated Offering. To the Knowledge of Pubco and the Pubco Stockholders, and assuming the accuracy of the Gold Industry Shareholders’ representations and warranties set forth in Section 3, neither Pubco, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Pubco Shares to be integrated with prior offerings by Pubco for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of Pubco are listed or designated.

4.23   Tax Status.  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, Pubco has filed all necessary Tax Returns and has paid or accrued all Taxes shown as due thereon, and Pubco has no knowledge of a tax deficiency which has been asserted or threatened against Pubco.

4.24   No General Solicitation.  Neither Pubco nor any person acting on behalf of Pubco has offered or sold any of the Pubco Shares by any form of general solicitation or general advertising.

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4.25   Foreign Corrupt Practices.  Neither Pubco, nor to the Knowledge of Pubco and the Pubco Stockholders, any agent or other person acting on behalf of Pubco, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Pubco (or made by any person acting on its behalf of which Pubco is aware) which is in violation of law or (iv) violated in any material respect any provision of the FCPA.

4.26   Accountants.  Pubco’s accounting firm is set forth on Schedule 4.26 of the disclosure schedules.  To the Knowledge and belief of Pubco and the Pubco Stockholders, such accounting firm: (i) is a registered public accounting firm as required by the Exchange Act and (ii) expressed its opinion with respect to the financial statements included in Pubco’s Annual Report for the year ended August 31, 2009.

4.27   No Disagreements with Accountants and Lawyers.  To the Knowledge of Pubco and the Pubco Stockholders, there are no disagreements of any kind, including but not limited to any disagreements regarding fees owed for services rendered, presently existing, or reasonably anticipated by Pubco to arise, between Pubco and the accountants and lawyers formerly or presently employed by Pubco which could affect Pubco’s ability to perform any of its obligations under this Agreement, and Pubco is current with respect to any fees owed to its accountants and lawyers.

4.28   Regulation M Compliance.  Pubco has not, and to the Knowledge of Pubco and the Pubco Stockholders, no one acting on behalf of Pubco has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Pubco to facilitate the sale or resale of any of the Pubco Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of Pubco, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of Pubco.

4.29   Money Laundering Laws. The operations of Pubco are and have been conducted at all times in compliance with the Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Pubco with respect to the Money Laundering Laws is pending or, to the best Knowledge of Pubco and the Pubco Stockholders, threatened.

4.30   Minute Books. The minute books of Pubco made available to Gold Industry and the Gold Industry Shareholders contain a complete summary of all meetings and written consents in lieu of meetings of directors and stockholders since the time of incorporation.

4.31   Employee Benefits.  Pubco has not (nor for the two years preceding the date hereof has) had any plans which are subject to ERISA.

4.32   Business Records and Due Diligence.  Prior to the Closing, Pubco delivered to Gold Industry all records and documents relating to Pubco, which Pubco and possesses, including, without limitation, books, records, government filings, Tax Returns, Charter Documents, corporate records, stock records, consent decrees, orders, and correspondence, director and stockholder minutes, resolutions and written consents, stock ownership records, financial information and records, and other documents used in or associated with Pubco and Pubco’s subsidiaries, if any.

4.33   Contracts.  Except as set forth in Schedule 4.33 of the disclosure schedules hereto, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Pubco taken as a whole.  Pubco is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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4.34   No Undisclosed Liabilities.  Except as otherwise disclosed in Schedule 4.34 of the disclosure schedules, Pubco’s Financial Statements or incurred in the ordinary course of business after the fiscal year ended August 31, 2009 (the financial statements of which were filed with the SEC along with Pubco’s annual report on Form 10-K on November 2, 2009), Pubco has no other undisclosed liabilities whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.  Pubco and the Pubco Stockholders represent that at the date of Closing, Pubco shall have no liabilities or obligations whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

4.35   No SEC or FINRA Inquiries. To the Knowledge of Pubco and the Pubco Stockholders, neither Pubco nor any of its present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA.

4.36   Shell Company.  Pubco is a shell company with no substantial business operations.

4.37   Transfer Agent.  Pubco’s transfer agent is listed on Schedule 4.37 with its name, address, telephone number, fax number, contact person and email address.  Such transfer agent is eligible to transfer securities via Depository Trust Company (“DTC”) and Deposit Withdrawal Agent Commission (“DWAC”).

4.38   Disclosure.  The representations and warranties and statements of fact made by Pubco and the Pubco Stockholders in this Agreement, and all statements set forth in the certificates delivered by Pubco and the Pubco Stockholders at the Closing pursuant to this Agreement, are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading. The copies of all documents furnished by Pubco and the Pubco Stockholders pursuant to the terms of this Agreement are complete and accurate copies of the original documents.  The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to Gold Industry or its representatives by or on behalf of Pubco and the Pubco Stockholders in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE 5

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS

5.1   Indemnification.

(a)           Subject to the provisions of this Article 5, and irrespective of any due diligence investigation conducted by Gold Industry with regard to the transactions contemplated hereby, the Pubco Stockholders agree to indemnify fully in respect of, hold harmless and defend Gold Industry, the Gold Industry Subsidiaries and the Gold Industry Shareholders, and each of the officers, agents and directors of Gold Industry, the Gold Industry Subsidiaries or the Gold Industry Shareholders, against any damages, liabilities, costs, claims, proceedings, investigations, penalties, judgments, deficiencies, including taxes, expenses (including, but not limited to, any and all interest, penalties and expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) and losses (each, a “Claim” and collectively “Claims”) to which it or they may become subject arising out of or based on either (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by Pubco and/or the Pubco Stockholders herein in this Agreement; or (ii) any and all liabilities arising out of or in connection with: (A) any of the assets of Pubco prior to the Closing; or (B) the operations of Pubco prior to the Closing.

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(b)           Subject to the provisions of this Article 5, Gold Industry agrees to indemnify fully in respect of, hold harmless and defend the Pubco Stockholders and each of the officers, agents and directors of the Pubco Stockholders against any Claims to which it or they may become subject arising out of or based on (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by Gold Industry and/or the Gold Industry Shareholders herein in this Agreement; or (ii) any and all liabilities arising out of or in connection with: (A) any of the assets of Gold Industry subsequent to the Closing; or (B) the operations of Gold Industry subsequent to the Closing.

5.2    Survival of Representations and Warranties.  Notwithstanding provision in this Agreement to the contrary, the representations and warranties given or made by Pubco, the Pubco Stockholders, Gold Industry and the Gold Industry Shareholders under this Agreement shall survive the date hereof for a period of twenty four (24) months from and after the Closing Date (the last day of such period is herein referred to as the “Expiration Date”), except that any written claim for breach thereof made and delivered prior to the Expiration Date to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of the party making such claim; provided, however, that any representations and warranties that were fraudulently made shall not expire on the Expiration Date and shall survive indefinitely, and claims with respect to fraud by Pubco, the Pubco Stockholders, Gold Industry or the Gold Industry Shareholders may be made at any time.

5.3   Method of Asserting Claims, Etc.  The party claiming indemnification is hereinafter referred to as the “Indemnified Party” and the party against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.” All Claims for indemnification by any Indemnified Party under this Article 5 shall be asserted as follows:

(a)           In the event that any Claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall, within ten (10) business days from the date upon which the Indemnified Party has Knowledge of such Claim, notify the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim or demand) (the “Claim Notice”).  The Indemnified Party’s failure to so notify the Indemnifying Party in accordance with the provisions of this Agreement shall not relieve the Indemnifying Party of liability hereunder unless such failure materially prejudices the Indemnifying Party’s ability to defend against the claim or demand.  The Indemnifying Party shall have 30 days from the giving of the Claim Notice (the “Notice Period”) to notify the Indemnified Party:  (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Claim or demand, and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Claims or demand; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which he shall deem necessary or appropriate to protect his interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party.

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In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that he does not dispute liability for indemnification under this Article 5 and that he desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, which proceedings shall be promptly settled or prosecuted by him to a final conclusion.  The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party (a “Material Conflict”).  If requested by the Indemnifying Party and there is no Material Conflict, the Indemnified Party agrees to cooperate with the Indemnifying Party and his counsel in contesting any Claim or demand which the Indemnifying Party elects to contest or, if appropriate and related to the Claim in question, in making any Counterclaim against the person asserting the third party Claim or demand, or any cross-complaint against any person.  No Claim for which indemnity is sought hereunder and for which the Indemnifying Party has acknowledged liability for indemnification under this Article 5 may be settled without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(b)           In the event any Indemnified Party should have a Claim against any Indemnifying Party hereunder which does not involve a Claim or demand being asserted against or sought to be collected from him by a third party, the Indemnified Party shall give a Claim Notice with respect to such Claim to the Indemnifying Party.  If, after receipt of a Claim Notice, the Indemnifying Party does not notify the Indemnified Party within the Notice Period that he disputes such Claim, then the Indemnifying Party shall be deemed to have admitted liability for such Claim in the amount set forth in the Claim Notice.

ARTICLE 6

COVENANTS OF THE PARTIES

6.1   Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Gold Industry and Pubco as each party may request. In order that each party may have the full opportunity to do so, Gold Industry and Pubco, the Gold Industry Shareholders and the Pubco Stockholders shall furnish each party and its representatives during such period with all such information concerning the affairs of Gold Industry or Pubco as each party or its representatives may reasonably request and cause Gold Industry or Pubco and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

6.2   Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

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6.3   Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Gold Industry and the Gold Industry Shareholders on the one hand and Pubco and the Pubco Stockholders on the other hand. Without the prior written consent of Gold Industry, the Gold Industry Shareholders, Pubco or the Pubco Stockholders, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

6.4   Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect on Pubco.

6.5   Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

6.6   Bylaws. If necessary, Pubco shall amend its bylaws to permit the election and/or appointment of additional new directors to Pubco’s Board of Directors as set forth in Section 7.1(a) below.

6.7   Confidentiality; Access to Information.

(a)           Confidentiality. Any confidentiality agreement or letter of intent previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article 8 hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

(b)           Access to Information.

(i)           Gold Industry will afford Pubco and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Gold Industry during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Gold Industry, as Pubco may reasonably request. No information or Knowledge obtained by Pubco in any investigation pursuant to this Section 6.7(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

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(ii)           Pubco will afford Gold Industry and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Pubco during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Pubco, as Gold Industry may reasonably request. No information or knowledge obtained by Gold Industry in any investigation pursuant to this Section 6.7(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

6.8    Share Cancellation and Transfers. Immediately prior to the Closing, the Pubco Stockholders shall surrender the number of shares of Pubco Common Stock set forth opposite each such party’s name in Column III on Annex II attached hereto for cancellation. In connection with such share cancellation, the Pubco Stockholders agree to execute and deliver any documents and instruments reasonably necessary to effect such cancellation, including originally executed certificate(s) and stock powers, with proper endorsements and/or medallion certified signatures as may be required by Pubco’s transfer agent.

6.9   Public Disclosure. Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld. To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other party prior to such disclosure. Notwithstanding the foregoing, the parties hereto agree that Gold Industry will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement.

6.10   Information Statement for Change in Majority of Directors.  As directed by Gold Industry, Pubco and the Pubco Stockholders will use their best efforts to ensure that Pubco’s current sole director will remain a director of Pubco until the expiration of the 10-day period beginning on the date of the filing of the information statement relating to a change in majority of directors of Pubco with the SEC pursuant to Rule 14f-1 promulgated under the Exchange Act (“Information Statement”), which Information Statement shall be prepared by Gold Industry and filed by the Gold Industry Officers (as defined hereafter) on behalf of Pubco after the Closing.

6.11   Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of Gold Industry, after the Closing Date, each Pubco Stockholder shall use its, his or her reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of Pubco occurring, reported or filed prior to the Closing, as may be necessary or required by Pubco for the preparation of the post-Closing Date reports that Pubco is required to file with the SEC to remain in compliance and current with its reporting requirements under the Securities Act, or filings required to address and resolve matters as may relate to the period prior to the Closing and any SEC comments relating thereto or any SEC inquiry thereof.

6.12   Payment of Pubco Liabilities.  The Pubco Stockholders hereby agree, jointly and severally, to pay all of the liabilities of Pubco listed in Schedule 4.34 of the disclosures schedules attached hereto in their entirety on or before the Closing Date.

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ARTICLE 7

CONDITIONS TO CLOSING

7.1   Conditions to Obligations of Gold Industry and the Gold Industry Shareholders. The obligations of Gold Industry and the Gold Industry Shareholders under this Agreement shall be subject to each of the following conditions:

(a)           Closing Deliveries. At the Closing, Pubco and the Pubco Stockholders shall have delivered or caused to be delivered to Gold Industry and the Gold Industry Shareholders the following:

(i)           this Agreement duly executed by Pubco and the Pubco Stockholders;

(ii)           letter of resignation from Pubco’s current sole officer, with his resignation as to all of the offices he currently holds with Pubco to be effective on the Closing Date, and confirming that he has no claim against Pubco in respect of any outstanding remuneration or fees of whatever nature as of the Closing;

(iii)           letter of resignation of Pubco’s current sole director, with the resignation of such director to be effective on the Closing Date;

(iv)           resolutions duly adopted by the Board of Directors of Pubco approving the following events or actions, as applicable:

a.	the execution, delivery and performance of this Agreement;

b.	the Acquisition and the terms thereof;

c.	adoption of bylaws in the form agreed by the parties;

d.	fixing the number of authorized directors on the board of directors at four (4);

e.
the appointment of Yiyou Ran as Chairman of the board of directors, and the appointment of Jianquan Chen, Michael Wang and Tim Hudson as additional directors, to serve on the Pubco board of directors, effective on the Closing Date;

f.	the appointment of the following persons as officers of Pubco, effective on the Closing Date, with the titles set forth opposite his name (the “Gold Industry Officers”):

Yiyou Ran	Chief Executive Officer, President and Chairman of the Board

Michael Wang	Chief Financial Officer and Treasurer

Michael Wang	Secretary

g.	the change of the Pubco’s fiscal year end from August 31st to March 31st.

(v)           a certificate of good standing for Pubco from its jurisdiction of incorporation, dated not earlier than five (5) days prior to the Closing Date;

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(vi)           an instruction letter signed by the President of Pubco addressed to Pubco’s transfer agent of record, in a form reasonably acceptable to Gold Industry and consistent with the terms of this Agreement, instructing the transfer agent to issue stock certificates representing the Pubco Shares to be delivered pursuant to this Agreement registered in the names of the Gold Industry Shareholders as set forth in Annex I;

(vii)           a shareholder list of Pubco as certified by the Pubco’s Secretary or transfer agent, dated within ten (10) days of the Closing Date;

(xiii)           a certificate of the Secretary of the Pubco, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Pubco executing this Agreement and all exhibits and schedules hereto and all other documents, instruments and writings required pursuant to this Agreement (the “Transaction Documents”), (ii) a copy of the Certificate of Incorporation and By-Laws of the Pubco, as in effect on and as of the Closing Date, and (iii) a copy of the resolutions of the Board of Directors of the Pubco authorizing and approving the Pubco’s execution, delivery and performance of the Transaction Documents, all matters in connection with the Transaction Documents, and the transactions contemplated thereby;

(ix)           all corporate records, board minutes and resolutions, tax and financial records, agreements, seals and any other information or documents reasonably requested by Gold Industry’s representatives with respect to Pubco; and

(x)           such other documents as Gold Industry and/or the Gold Industry Shareholders may reasonably request in connection with the transactions contemplated hereby.

(b)           Representations and Warranties to be True. The representations and warranties of Pubco and the Pubco Stockholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Pubco and the Pubco Stockholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)           No Assets and Liabilities. At the Closing, Pubco shall have no liabilities, debts or payables (contingent or otherwise) other than those liabilities listed in Schedule 4.34 of the disclosure schedules hereto, no tax obligations, no material assets, and except as contemplated in this Agreement, no material changes to its business or financial condition shall have occurred since the date of this Agreement.

(d)           SEC Filings. At the Closing, Pubco will be current in all SEC filings required by it to be filed.

(e)           Outstanding Capital Stock. Pubco shall have at least 100,000,000 shares of Pubco Common Stock authorized of which no more than 11,000,000 shares shall be issued and outstanding in the aggregate at the Closing. Pubco shall have at least 20,000,000 shares of its preferred stock authorized of which no share shall be issued and outstanding in the aggregate at the Closing.

(f)           No Adverse Effect.  The business and operations of Pubco will not have suffered any Material Adverse Effect.

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7.2   Conditions to Obligations of Pubco and the Pubco Stockholders. The obligations of Pubco and the Pubco Stockholders under this Agreement shall be subject to each of the following conditions:

(a)           Closing Deliveries. On the Closing Date, Gold Industry and/or the Gold Industry Shareholders shall have delivered to Pubco the following:

(i)   this Agreement duly executed by Gold Industry and the Gold Industry Shareholders;

(ii)           resolutions duly adopted by the Board of Directors of Gold Industry authorizing and approving the execution, delivery and performance of this Agreement;

(iii)         certificates representing the Gold Industry Equity Interests to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers or instruments of like tenor; and

(iv)         such other documents as Pubco may reasonably request in connection with the transactions contemplated hereby.

(b)           Representations and Warranties True and Correct. The representations and warranties of Gold Industry and the Gold Industry Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Gold Industry and the Gold Industry Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)           No Adverse Effect.  The business and operations of Gold Industry will not have suffered any Material Adverse Effect.

ARTICLE 8

SEC FILING; TERMINATION

8.1    This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Pubco and Gold Industry Shareholders;

(b)           by either Pubco or the Gold Industry Shareholders if the Transaction shall not have been consummated for any reason by February __, 2010; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by either Pubco or the Gold Industry Shareholders if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and non-appealable;

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(d)           by the Gold Industry Shareholders, upon a material breach of any representation, warranty, covenant or agreement on the part of Pubco or the Pubco Stockholders set forth in this Agreement, or if any representation or warranty of Pubco shall have become materially untrue, in either case such that the conditions set forth in Section 7.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the representations and warranties by Pubco or the Pubco Stockholders or breach by Pubco or the Pubco Stockholders is curable by Pubco or the Pubco Stockholders prior to the Closing Date, then the Gold Industry Shareholders may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Gold Industry Shareholders to Pubco and the Pubco Stockholders of such breach, provided Pubco and the Pubco Stockholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Gold Industry Shareholders may not terminate this Agreement pursuant to this Section 8.1(d) if they shall have materially breached this Agreement or if such breach by Pubco or the Pubco Stockholders is cured during such thirty (30) day period); or

(e)           by Pubco, upon a material breach of any representation, warranty, covenant or agreement on the part of Gold Industry or the Gold Industry Shareholders set forth in this Agreement, or if any representation or warranty of Gold Industry or the Gold Industry Shareholders shall have become materially untrue, in either case such that the conditions set forth in Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the representations and warranties by Gold Industry or the Gold Industry Shareholders or breach by Gold Industry or the Gold Industry Shareholders is curable by Gold Industry or the Gold Industry Shareholders prior to the Closing Date, then Pubco may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Pubco to Gold Industry and the Gold Industry Shareholders of such breach, provided Gold Industry and the Gold Industry Shareholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that Pubco may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by Gold Industry or the Gold Industry Shareholders is cured during such thirty (30) day period).

8.2   Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transaction shall be abandoned, except as set forth in Section 8.1, Section 8.2 and Article 9 (General Provisions), each of which shall survive the termination of this Agreement.

ARTICLE 9

GENERAL PROVISIONS

9.1   Notices. Any and all notices and other communications hereunder shall be in writing and shall be deemed duly given to the party to whom the same is so delivered, sent or mailed at addresses and contact information set forth on the signature pages hereof (or at such other address for a party as shall be specified by like notice) Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) on the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Pacific Standard Time) on a business day, (b) on the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (Pacific Standard Time) on any business day, (c) on the second business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.

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9.2   Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

9.4           Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.5           Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

9.6           Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Los Angeles.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Los Angeles, County of Los Angeles for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an  inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If either party shall commence an action or proceeding to enforce any provisions of the Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

9.7           Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked manually executed document.

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9.8           Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties upon approval by the party, if such party is an individual, and upon approval of the Boards of Directors of each of the parties that are corporate entities.

9.9           Parties In Interest. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.

9.10         Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.11         Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

9.12         Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.  This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the date first written above.

PUBCO:

ARTISTRY PUBLICATION, INC.,
a Delaware corporation

By:	/s/ Helen S. Schwartz
Helen S. Schwartz
Chief Executive Officer

Address for Notices:

Address:	______________________
______________________
______________________
Tel:	______________________
Fax:	______________________

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SIGNATURE PAGE OF PUBCO STOCKHOLDERS

PUBCO STOCKHOLDERS:

Name	Address, Telephone, and Facsimile Number for Notice:	Signature:
Helen S. Schwartz	Address:_____________________	/s/ Helen S. Schwartz
_____________________
_____________________
Tel:_____________________
Fax:_____________________

Ruth Shepley	Address:_____________________	/s/ Ruth Shepley
_____________________
_____________________
Tel:_____________________
Fax:_____________________

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SIGNATURE PAGE OF GOLD INDUSTRY

Gold Industry:

Gold Industry Limited

By:	/s/ Yiyou Ran
Name:	Yiyou Ran
Title:	Director

Address for Notices:

Address:	________________________
________________________
________________________
Tel:	________________________
Fax:	________________________

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SIGNATURE PAGES OF GOLD INDUSTRY SHAREHOLDERS

GOLD INDUSTRY SHAREHOLDERS:

Holy Golden Industry Limited

By:	/s/ Yiyou Ran
Name:	Yiyou Ran
Title:	Director

Address for Notices:

Address:	________________________
________________________
________________________
Tel:	________________________
Fax:	________________________

Please Check One:

The Gold Industry Shareholder hereby certifies that it is:

____	an “Accredited Investor” under Regulation D of the Securities Act (see Section 3.4 and Annex III of this Agreement); or

X
a Non-U.S. Person, that hereby confirms that the representations and warranties in Section 3.4(b) of this Agreement are true and correct as to such Gold Industry Shareholder, and hereby accepts and agrees to comply with the covenants in Section 3.4(b).

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